Exhibit 99.1

[CURAGEN LOGO APPEARS HERE]

Contact:

Glenn Schulman, Pharm.D.

gschulman@curagen.com

1-888-GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Reports Third Quarter 2004 Financial Results

- Progress on CG53135, CR002, CR011, and PXD101 highlight advancing pipeline -

Conference Call Details: Live webcast will begin at 11:00 a.m. Eastern at www.curagen.com. A replay of the conference call will be available starting at 2:00 p.m. Eastern on October 28, 2004 through November 28, 2004, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international). The passcode for the replay is 1371846.

NEW HAVEN, Conn., October 28, 2004 — CuraGen Corporation (Nasdaq: CRGN) today reported financial results for the third quarter ended September 30, 2004. CuraGen continues to focus on advancing its downstream drug development efforts while restructuring to ensure the aggressive management of future expenditures. Net loss for the third quarter was $21.5 million or $0.43 per share, compared to $17.5 million or $0.35 per share for the same period in 2003.

As of September 30, 2004, CuraGen had available cash and investments of $351.9 million. The Company had outstanding 6% subordinated convertible debt of $130 million due in February 2007 and 4% subordinated convertible debt of $110 million due in February 2011. The net loss for the third quarter of 2004 included a $1.9 million non-cash asset impairment charge related to the Company’s investment in land being held for the possible future construction of a new protein production facility and corporate headquarters.

“Building upon the momentum created over the past several months, CuraGen continues to advance its therapeutic pipeline. Our progress is highlighted by the planned initiation of a Phase II randomized, placebo-controlled trial evaluating CG53135 for the prevention of oral mucositis, and the presentation of Phase I clinical data regarding CG53135 at the American Society of Hematology (ASH) Annual Meeting this December,” stated Timothy M. Shannon, M.D., Executive Vice President of Research and Development and Chief Medical Officer at CuraGen. “We continue to make significant progress with our pipeline of fully human monoclonal antibodies including CR002, a potential treatment for IgA nephropathy, entering a Phase I program in November, and the advancement of CR011, an antibody-drug conjugate, as a potential treatment for metastatic melanoma that is expected to enter the clinic during the first half of 2006. In addition, our collaboration with Bayer has made significant progress with the advancement of our first orally available small molecule therapeutic that will be investigated for the management of Type 2 diabetes.”

“Our strategy remains focused on advancing those products in our pipeline that can address unmet medical needs, change the lives of patients, and create value for our shareholders. CuraGen has a product portfolio that leverages our internal capabilities and collaborations to position us well for the future,” stated Jonathan M. Rothberg, Ph.D., CEO, President, and Chairman of CuraGen.

CuraGen’s Recent Highlights include:

CG53135 – protein therapeutic for the potential prevention and treatment of oral mucositis (OM)

•	Initiating a Phase II program to evaluate CG53135 for the prevention of OM in a randomized, placebo-controlled, multi-center study enrolling approximately 200 patients. CG53135 is being administered before the onset of symptoms to evaluate the efficacy of CG53135 compared to placebo in preventing the development of clinically significant OM for cancer patients receiving high dose chemotherapy followed by bone marrow transplantation;
•	Data from Phase I will be presented at the 46th Annual Meeting of the American Society of Hematology (ASH), December 4th -7th, 2004. Results from a Phase I safety and tolerability study of CG53135, for the prevention of oral mucositis for patients undergoing autologous bone marrow transplantation, will be presented.

PXD101 – small molecule histone deacetylase (HDAC) inhibitor for the potential treatment of solid and hematological malignancies

•	Signing a clinical trials agreement with the National Cancer Institute (NCI) which will sponsor several clinical trials to identify cancer patient populations that may benefit from treatment with PXD101, either as a single-agent or in combination with other cancer therapies;
•	PXD101 is currently in two Phase I trials for the treatment of solid and hematological malignancies and is expected to transition to Phase II in the first half of 2005.

CR002 – fully human monoclonal antibody for the potential treatment of IgA nephropathy

•	Initiating in November 2004, a Phase I program to evaluate the safety, tolerability, pharmacokinetics, and pharmacodynamics of CR002 in healthy male volunteers under an IND for the treatment of IgA nephropathy.

CR011 – fully human monoclonal antibody-drug conjugate for the treatment of metastatic melanoma

•	Advancing CR011 for the treatment of metastatic melanoma. CR011 is expected to enter Phase I during the first half of 2006. Preclinical studies conducted with CR011 demonstrate that it produces strong reproducible effects against cancer in animal models of melanoma.

Orally administered small molecule drug for the potential management of adult-onset (Type 2) diabetes

•	Advancing an orally administered small molecule drug that possesses a novel mechanism of action for the management of Type 2 diabetes and will be co-developed by CuraGen Corporation and Bayer Pharmaceuticals Corporation. This is the first candidate to be advanced from an ongoing collaboration with Bayer Pharmaceuticals to identify drugs for the treatment of diabetes and obesity based on targets identified by CuraGen.

Next in line clinical candidates

CuraGen continues to use important collaborations to generate additional products for its pipeline with near term value generation:

•	Small molecule HDAC inhibitors – Earlier this year CuraGen established a strategic collaboration with TopoTarget A/S for the development of HDAC inhibitors for use in treating cancer and other indications. In addition to PXD101, expected to enter Phase II in the first half of 2005, the two Companies are focused on identifying additional small molecule HDAC inhibitors for oncology;
•	Fully human monoclonal antibodies—As part of CuraGen’s collaboration with Abgenix, CuraGen is developing CR002 for the treatment of IgA nephropathy, and CR011, for the treatment of metastatic melanoma. The two Companies are working to identify additional product candidates in oncology and inflammation;
•	Antibody-drug conjugates – Earlier this year CuraGen established a strategic collaboration to access Seattle Genetics’ technology for the stable conjugation of cancer drugs to fully human monoclonal antibodies. CR011 is the first antibody-drug conjugate being developed by CuraGen and is expected to enter clinical trials during the first half of 2006. CuraGen is also identifying additional fully human monoclonal antibodies that can leverage this technology for other oncology indications;
•	Small molecule drugs for diabetes and obesity—CuraGen has a strategic collaboration with Bayer Pharmaceuticals for the co-development of small molecule compounds against targets identified by CuraGen. The first orally administered small molecule from this collaboration is currently in development.

2004 Revised Financial Guidance

On October 19, 2004, CuraGen announced a corporate restructuring to focus on advancing the Company’s most advanced therapeutics into and through clinical development. The Company reduced its headcount by approximately 110 people and announced a fourth quarter 2004 restructuring charge of approximately $4.0 million, including $2.7 million of cash payments relating to employee severance packages, $0.3 million of non-cash charges to be incurred in connection with the employee severance packages and $1.0 million of non-cash charges relating to assets to be written off. The majority of the cash payments will be completed by the end of 2004. Consistent with prior financial guidance, and incorporating the changes resulting from our restructuring, the Company anticipates its net loss for 2004 will be approximately $89 to $94 million, and that its cash burn, including the net proceeds of approximately $86 million received from its first quarter financing activities, will range between approximately $18 and $23 million, of which $15 to $18 million of cash burn will be attributed to 454 Life Sciences.

Progress at 454 Life Sciences

454 Life Sciences continues to make progress toward sales of its instrument systems and securing strategic customers to provide sequencing of viruses, bacteria, and candidate human genes. 454 Life Sciences provides services on-site and anticipates delivery of instrumentation to customers during the first quarter of 2005. 454 Life Sciences was recently awarded a $5 million grant from the National Human Genomes Research Institute (NHGRI), one of the National Institutes of Health (NIH), to develop the Company’s technology as a method to routinely sequence individual human genomes. This is the second grant awarded to 454 Life Sciences in 2004 recognizing them as a leader in next generation sequencing technology and technologies for personalized medicine.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, obesity and diabetes. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer, and its experienced teams are focused on advancing the Company’s pipeline of products for unmet medical needs. CuraGen’s technology and expertise have been used in partnerships with more than a dozen leading biotechnology and pharmaceutical companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

Safe Harbor

This press release may contain forward-looking statements, including statements about our ability to continue to advance our therapeutic pipeline, our expectation to initiate a Phase II randomized, placebo-controlled trial evaluating CG53135 for the prevention of oral mucositis, our expectation to present Phase I clinical data regarding CG53135 at the 46th American Society of Hematology Annual Meeting in December 2004, our ability to initiate Phase I clinical trials in November 2004 for CR002, a fully-human monoclonal antibody being developed under an IND for the treatment of IgA nephropathy, our expectation of advancing CR011, for metastatic melanoma, into clinic trials during the first half of 2006, our ability to leverage our internal capabilities and collaborations to position us well for the future, our expectation to transition PXD101 into Phase II clinical trials in the first half of 2005, our expectation to make the majority of our cash payments related to our restructuring by the end of 2004, our expectation that our 2004 net loss will be approximately $89 to $94 million, our expectation that our cash burn, including the net proceeds of approximately $86 million received from first quarter financing activities, will range between approximately $18 and $23 million, of which $15 to $18 million of cash burn will be attributed to 454 Life Sciences, and our expectation that 454 Life Sciences will deliver instrumentation to customers during the first quarter of 2005. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Quarterly Report on Form 10-Q for the period ended June 30, 2004 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

- FINANCIAL TABLES ATTACHED -

CURAGEN CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenue:
Grant revenue	$395	$—	$753	$—
Collaboration revenue	2,003	$787	4,534	4,426

Total revenue	2,398	787	5,287	4,426

Operating expenses:
Grant research	302	—	402	—
Research and development	17,341	15,148	57,073	47,996
Asset impairment	1,909	—	1,909	—
General and administrative	4,533	4,771	14,336	14,544
Restructuring and related charges	—	—	—	2,888

Total operating expenses	24,085	19,919	73,720	65,428

Loss from operations	(21,687)	(19,132)	(68,433)	(61,002)
Interest income	2,125	2,302	6,177	6,713
Interest expense	(3,360)	(2,456)	(9,582)	(7,395)
Loss on extinguishment of debt	—	—	(294)	—

Loss before income taxes and minority interest in subsidiary loss	(22,922)	(19,286)	(72,132)	(61,684)
Income tax benefit	111	329	295	329
Minority interest in subsidiary loss	1,333	1,480	4,128	4,309

Net loss	($21,478)	($17,477)	($67,709)	($57,046)

Basic and diluted net loss per share	$(0.43)	$(0.35)	$(1.36)	$(1.16)

Weighted average number of shares used in computing basic and diluted net loss per share	49,994	49,359	49,891	49,252

SELECTED BALANCE SHEET INFORMATION
			September 30, 2004	December 31, 2003
			(unaudited)
Cash and investments			$351,879	$343,641
Working capital			338,664	326,310
Total assets			390,335	376,957
Total long-term liabilities			241,000	151,500
Accumulated deficit			357,201	289,492
Stockholders' equity			129,534	197,681